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Exhibit 23.2

CONSENT OF KPMG LLP

To the Board of Directors
AAR CORP.

        We consent to the use of our reports dated July 1, 2003, incorporated by reference herein, relating to the consolidated balance sheets of AAR CORP. and subsidiaries as of May 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended May 31, 2003, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Chicago, Illinois
April 26, 2004

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  Exhibit 23.2